Exhibit 99.1

FOR IMMEDIATE RELEASE	4716 Old Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM

Select Medical Corporation Signs Agreement
to Acquire SemperCare, Inc.

     MECHANICSBURG, PENNSYLVANIA — November 19, 2004 — Select Medical Corporation (NYSE: SEM) today announced the signing of a definitive agreement to acquire SemperCare, Inc., a privately held company based in Plano, Texas, for approximately $100 million in cash. The purchase price is subject to adjustment based on SemperCare’s net working capital on the closing date.

     SemperCare operates 17 long-term acute care hospitals in 11 states. SemperCare’s revenues for calendar 2003 and the nine months ended September 30, 2004 were approximately $83.0 million and $110.6 million, respectively. The transaction, which is expected to close in the first quarter of 2005, is subject to a number of closing conditions, including receipt of regulatory approvals. Robert A. Lefton, SemperCare’s Co-founder, President and Chief Executive Officer, and Gary A. Kagan, SemperCare’s Co-founder and Executive Vice President of Development, will remain with SemperCare as employees after the transaction is completed.

     Select Medical Corporation is a leading operator of specialty hospitals in the United States. Select operates 82 long-term acute care hospitals in 25 states. Select operates four acute medical rehabilitation hospitals in New Jersey. Select is also a leading operator of outpatient rehabilitation clinics in the United States and Canada, with approximately 750 locations. Select also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select is available at http://www.selectmedicalcorp.com/.

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Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by Select with the Securities and Exchange Commission. Many of the factors that will determine Select’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel T. Veit, 717/972-1100
mailto:ir@selectmedicalcorp.com